Exhibit 28 (n)(7) under Form N-1A

Exhibit 99 under Item 601/Reg. S-K

CLASS R6 Shares Exhibit

To

Multiple Class Plan

(revised as of 1/1/17)

1.       Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Class R6 Shares will consist of:

(i)	sales and shareholder servicing by financial intermediaries to the following categories of investors (“Eligible Investors”):

•	An investor participating in a wrap program or other fee-based program sponsored by a financial intermediary;
•	An investor participating in a no-load network or platform sponsored by a financial intermediary where Federated has entered into an agreement with the intermediary;
•	A trustee/director, employee or former employee of the Fund, the Adviser, the Distributor and their affiliates; an immediate family member of these individuals, or a trust, pension or profit-sharing plan for these individuals;
•	An employer-sponsored retirement plan;
•	A trust institution investing on behalf of its trust customers;
•	An investor, other than a natural person, purchasing Shares directly from the Fund;
•	A Federated Fund;
•	An investor (including a natural person) who acquired R6 Shares pursuant to the terms of an agreement and plan of reorganization which permits the investor to acquire such Shares; and
•	In connection with an acquisition of an investment management or advisory business, or related investment services, products or assets, by Federated or its investment advisory subsidiaries, an investor (including a natural person) who (1) becomes a client of an investment advisory subsidiary of Federated or (2) is a shareholder or interest holder of a pooled investment vehicle or product that becomes advised or subadvised by a Federated investment advisory subsidiary as a result of such an acquisition other than as a result of a fund reorganization transaction pursuant to an agreement and plan of reorganization.

In connection with this arrangement, Class R6 Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated R6 Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	None
Redemption Fee	None
12b-1 Fee	None
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Class R6 Shares.

2.       Conversion and Exchange Privileges

For purposes of Rule 18f-3, Class R6 Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	At the election of the shareholder, Shares may be converted into any other Share Class of the same Fund, provided that the shareholder meets the eligibility requirements for the Share Class into which the conversion is sought, as applicable.
Exchange Privileges:	Class R6 Shares may be exchanged into any Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Shares of Federated Institutional Prime 60 Day Fund, Federated Institutional Money Market Management, Federated Institutional Prime Obligations Fund, Federated Institutional Tax-Free Cash Trust, Federated Institutional Prime Value Obligations Fund, Class A Shares of Federated Government Reserves Fund and Class R Shares of any Fund, provided that the shareholder meets any shareholder eligibility and minimum initial investment requirements for the Shares to be purchased, (if applicable), both accounts have identical registrations, and the shareholder receives a prospectus for the fund in which the shareholder wishes to exchange.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, after the payment of any redemption fees to the Fund. Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.

Schedule of Funds

Offering CLASS R6 Shares

The Funds set forth on this Schedule each offer Class R6 Shares on the terms set forth in the Class R6 Shares Exhibit to the Multiple Class Plan.

Multiple Class Company Series

Federated Equity Funds
Federated Clover Small Value Fund
Federated Global Strategic Value Dividend Fund
Federated InterContinental Fund
Federated International Strategic Value Dividend Fund
Federated Kaufmann Large Cap Fund
Federated MDT Mid Cap Growth Fund
Federated Strategic Value Dividend Fund

Federated Fixed Income Securities, Inc.
Federated Strategic Income Fund

Federated Global Allocation Fund

Federated High Income Bond Fund

Federated High Yield Trust
Federated High Yield Trust

Federated Income Securities Trust
Federated Floating Rate Strategic Income Fund
Federated Short-Term Income Fund

Federated Index Trust
Federated Mid-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Short-Intermediate Total Return Bond Fund

Federated Investment Series Funds, Inc.
Federated Bond Fund

Federated MDT Series
Federated MDT Small Cap Core Fund
Federated MDT Small Cap Growth Fund
Federated MDT All Cap Core Fund
Federated MDT Balanced Fund

Federated MDT Large Cap Value Fund

Federated Total Return Government Bond Fund

Federated Total Return Series, Inc.
Federated Total Return Bond Fund

Federated World Investment Series, Inc.

Federated International Leaders Fund